Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to incorporation by reference in the Registration Statement (Form S-8 No. 333-75762) of our report dated June 26, 2012, relating to the statements of net assets available for benefits of the Bunge Savings Plan as of December 31, 2011, the related statements of changes in net assets available for benefits for the year then ended, and the related supplemental schedule of assets (held at end of year) as of December 31, 2011, which report appears in the December 31, 2011 Annual Report on Form 11-K of the Bunge Savings Plan.

/s/ Brown Smith Wallace LLC
St. Louis, Missouri
June 26, 2012